Exhibit 99.1

Howard Bancorp, Inc. Announces Second Quarter of 2013 Results

ELLICOTT CITY, Md.--(BUSINESS WIRE)--July 18, 2013--Howard Bancorp, Inc. (Nasdaq: HBMD), the parent company of Howard Bank (the “Bank”), today reported its financial results for the six months ended June 30, 2013 with the following highlights:

  Net income available to common shareholders increased to $895 thousand for the first half of 2013, compared to $480 thousand in the first six months of 2012, representing an increase of $415 thousand or 86%. For the three month period ended June 30, 2013, net income available to common shareholders increased to $481 thousand, compared to $238 thousand for the second quarter of 2012, representing an increase of $243 thousand or 102%.
  Earnings per common share (EPS) for the first half of 2013 and the second quarter of 2013 were $.22 and $.12, respectively, compared to EPS of $.18 and $.09 for the same periods during 2012. This growth in EPS was achieved even with the issuance of an additional 1.4 million shares, which increased our shares outstanding by approximately 53%, resulting from our stock offering that closed in the third quarter of 2012.
  Total assets grew to $415 million at June 30, 2013, representing growth of nearly $59 million or 16% over assets at June 30, 2012.
  Total loans increased by nearly $61 million or 21%, to $352 million, when comparing June 30, 2013 to June 30, 2012.
  Deposits increased to $326 million at June 30, 2013 from $283 million on June 30, 2012, representing growth of over $43 million or 15%, of which noninterest bearing deposits grew by $10 million or 14%.
  As a result of both positive earnings for each quarter and the stock offering which closed in the third quarter of 2012, our total capital increased to $48 million at June 30, 2013 from $37 million at June 30, 2012, representing an increase of $11 million or 28%.
  Given the continuing growth in certain qualifying loan categories under the Small Business Lending Fund (SBLF) preferred stock program, the dividend rate on our outstanding preferred stock has been reduced to the minimum rate of 1%. During most of 2012, the dividend rate we paid was approximately 5%.
  We are proceeding with the design and construction of our first Baltimore County, MD branch along with a regional office to be located in Towson, MD, which we expect will open in the fourth quarter of 2013.
  As reported earlier, we have executed an agreement to acquire approximately $39 million in additional loans and deposits via the purchase of a branch in Harford County, MD from Cecil Bank, subject to regulatory approval. Approval from the Office of the Commissioner of Financial Regulation for Maryland has been received and we await FDIC approval.

Chairman and CEO Mary Ann Scully stated, “We are pleased to be able to report to all of our stakeholders - investors, clients, colleagues and the community - that our business model and our actions in support of that model continue to reap rewards for all stakeholders: growth in loans to local small and medium sized businesses which leads to growth in local employment; efficient funding of those loans through core operating accounts with businesses and employees in the community; growth in capital to assure our capacity to continue making this impact; and growth in net income available at both an aggregate level and on an earnings per share basis. We consistently take a long-term view and therefore continue to invest in the infrastructure necessary to prudently grow and successfully deliver our high level of customer service with a positive impact on our community. We also continue to invest time and talent exploring non-organic growth opportunities to supplement our track record of strong organic growth, our branch expansion into Baltimore County and the pending Cecil branch acquisition. We remain committed to growth that is strategic as well as disciplined and accretive and look forward to the intersection of those goals.”

The Company’s total assets increased by nearly $59 million or 16% when comparing June 30, 2013 assets of $415 million to the $356 million at the same point in 2012. Total loans outstanding of $353 million at the end of June 2013, showed an increase of nearly 21% compared to total loans of $291 million on June 30, 2012. Demand deposits, which not only represent the lowest cost source of funding available to a bank, but also are most reflective of the core customer relationships targeted by the Bank, grew from $73 million at June 30, 2012 to $83 million at the end of the first half of 2013, representing growth in this highly coveted deposit category of $10 million or 14%. Total deposits grew by $43 million or 15% when comparing June 30, 2013 to June 30, 2012.

The growth in loan levels generated a 7% increase in total interest income for the first six months of 2013, which was $541 thousand higher than the same six month period a year ago. Even with overall growth in deposits and borrowing levels, the continuing favorable shift in the composition of deposits and our ability to attract and maintain lower cost funding sources, allowed the Company to record and reduce total interest expense by $180 thousand or 17% for the first half of 2013 versus the same period in 2012. The resulting net interest income for the six months ended June 30, 2013 was $7.3 million versus $6.6 million for the first six months of 2012, an increase of approximately $721 thousand or 11%.

Asset quality measures continue to show signs of gradual improvement, and remain a major focus of attention for management and the Board of Directors. One of the Company’s primary measures of asset quality is the ratio of non-accrual loans and OREO as a percentage of total assets. This asset quality measure showed improvement for 2013 with a ratio of 1.48% as of June 30, 2013, which although higher than the 1.21% as of March 31, 2013, compared favorably to the 1.90% at the end of the June 2012.

The provision for credit losses for the first half of 2013 was $526 thousand compared to $342 thousand for the same period in 2012. The ratio of the allowance for credit losses as a percentage of total loans outstanding was 0.84% at June 30, 2013, compared to 1.06% at June 30, 2012, while the ratio of the allowance for credit losses in relation to nonperforming loans improved to 86% at the end of the first half of 2013, up from 60% at the same point in 2012.

In addition to the growth in net interest income there was an increase in noninterest income for the first half of 2013 compared to the first half of 2012. Service charges on deposits increased by nearly 14% for the first six months of 2013 versus the same period in 2012, while other sources of noninterest income grew from $185 thousand in the 2012 period to $474 thousand in the 2013 period, an increase of $289 thousand. The first half of 2012 was impacted by a loss on the sale of an Other Real Estate Owned (OREO) property of $131 thousand, while a smaller loss of $37 thousand was recorded during the first six months of 2013. The Bank initiated a Bank Owned Life Insurance (BOLI) program in January 2013, which generated $137 thousand of income during the first six months of 2013. The remainder of the additional noninterest income resulted from additional revenue on mortgage banking activities. The addition of Robert Altieri to our executive management team this year has resulted in not only a high focus on this revenue diversification opportunity but early signs of success in underwriting designations, broadening secondary market investor base, product updates and attracting talent.

Total noninterest expenses grew to $5.8 million for the first half of 2013 compared to $5.2 million for the first half of 2012, an increase of $600 thousand or 12%. The majority of the increase in noninterest expenses was in the compensation category, which grew by $555 thousand when comparing the first six months of 2013 versus the same period in 2012. These increases result from our initiative to build and staff a more robust mortgage banking platform, and the continuing growth of our business development initiatives, branch expansion efforts, and operating infrastructure enhancement.

When comparing second quarter of 2013 results to the first quarter of 2013, assets, loans, and deposits grew by 2%, 6%, and 1%, respectively. Second quarter net income available to common shareholders increased from $414 thousand in the first quarter of 2013 to $481 thousand in the second quarter, and resulting earnings per share increased to $.12 for the second quarter compared to $.10 in the prior quarter. This was due primarily to a 5% increase in net interest income quarter over quarter, and a reduction in the dividend rate paid on the preferred stock. Additional details on 2013 year-to-date and quarterly results are provided in the financial table below.

All of our regulatory capital ratios continue to significantly exceed those levels that categorize us as a well capitalized bank. Average equity to average assets was 11.96% at the end the second quarter of 2013, up from 10.81% at June 30, 2012.

This statement in this press release regarding the expected opening of our new Towson, MD branch is forward-looking as that term is defined by the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission in its rules, regulations, and releases. The Company intends that such forward-looking statement be subject to the safe harbors created thereby. Such forward-looking statement is based on current expectations regarding important risk factors, including but not limited to receipt of any required regulatory approvals, real estate values, local and national economic conditions, and the impact of interest rates on financing, as well as other risks and uncertainties, as described in Howard Bancorp, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2012 as filed with the Securities and Exchange Commission. Accordingly, actual results may differ from those expressed in the forward-looking statement, and the making of such statement should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Additional information is available at www.howardbank.com.

HOWARD BANCORP, INC.

	Six months ended		Three months ended
(in thousands, except per share data.)	June 30,		June 30,
Operation Statement Data:	2013	2012	2013	2012
Interest income	8,149	7,608	$4,160	$3,799
Interest expense	883	1,063	444	536
Provision for credit losses	526	342	165	201
Noninterest income	642	333	315	247
Noninterest expense	5,801	5,184	3,049	2,638
Federal and state income tax expense (benefit)	584	558	303	276
Net income	$997	$794	514	395
Preferred Stock Dividends	102	314	33	157
Net income available to common shareholder	$895	$480	481	238

Per share data and shares outstanding:
Net income per common share, basic	$0.22	$0.18	$0.12	$0.09
Net income per common share, diluted	$0.22	$0.18	$0.12	$0.09
Book value per common share at period end	$8.68	$9.29	$8.68	$9.29
Average common shares outstanding	4,040,471	2,640,264	4,040,471	2,640,264
Diluted average common shares outstanding	4,040,471	2,640,264	4,040,471	2,640,264
Shares outstanding at period end	4,040,471	2,640,264	4,040,471	2,640,264

Financial Condition data:
Total assets	$414,896	$356,142	$414,896	$356,142
Loans receivable (gross)	$353,293	$291,368	$353,293	$291,368
Allowance for credit losses	$(2,951)	$(3,076)	$(2,951)	$(3,076)
Other interest-earning assets	$22,307	$31,560	$22,307	$31,560
Total deposits	$325,543	$282,566	$325,543	$282,566
Borrowings	$41,009	$35,726	$41,009	$35,726
Total stockholders’ equity	$47,633	$37,103	$47,633	$37,103
Common equity	$35,071	$24,541	$35,071	$24,541

Average assets	395,076	342,819	399,286	348,196
Average stockholders' equity	47,246	37,009	47,404	37,039
Average common stockholders' equity	34,684	24,447	34,842	24,477

Selected performance ratios:
Return on average assets	0.51%	0.47%	0.52%	0.46%
Return on average common equity	5.79%	6.57%	5.91%	6.48%
Net interest margin(1)	3.96%	4.04%	3.99%	3.94%
Efficiency ratio(2)	73.36%	75.36%	75.63%	75.15%

Asset quality ratios:
Nonperforming loans to gross loans	0.97%	1.84%	0.97%	1.84%
Allowance for credit losses to loans	0.84%	1.06%	0.84%	1.06%
Allowance for credit losses to nonperforming loans	86.29%	57.42%	86.29%	57.42%
Nonperforming assets to loans and other real estate	1.73%	2.37%	1.73%	2.37%
Nonperforming assets to total assets	1.48%	1.95%	1.48%	1.95%

Capital ratios:
Leverage ratio	11.91%	10.61%	11.91%	10.61%
Tier I risk-based capital ratio	13.12%	12.49%	13.12%	12.49%
Total risk-based capital ratio	13.93%	13.53%	13.93%	13.53%
Average equity to average assets	11.96%	10.80%	11.87%	10.64%
(1) Net interest margin is net interest income divided by average earning assets.
(2) Efficiency ratio is noninterest expense divided by the sum of net interest income and noninterest income.

CONTACT:
Howard Bancorp, Inc.
George C. Coffman, Chief Financial Officer, 410-750-0020